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                                                                     EXHIBIT 2.2

                                                                Kirkland & Ellis
                                                                     2 June 1999


                       ASSET AND SHARE PURCHASE AGREEMENT

                             DATED AS OF 2 JUNE 1999

                                  BY AND AMONG

                          CENTURION INTERNATIONAL, LTD.

                                       AND

                        SIGMA WIRELESS TECHNOLOGIES LTD.


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                       ASSET AND SHARE PURCHASE AGREEMENT

         AGREEMENT made as of 2 June 1999 by and among Centurion International, Ltd., a company organized under the laws of England and Wales ("Buyer") and Sigma Wireless Technologies Ltd-, a company organized under the laws of Ireland ("Seller"). Buyer and Seller are sometimes referred to herein collectively as the "Parties."

         Seller owns all of the outstanding share capital (the "Target Shares") of Sigma Wireless (UK) Limited, a company organized under the laws of England and Wales ("Target"). Target is engaged in the manufacture of antennas (molded products and otherwise) for the hand-held portable wireless communications industry (the "Business"). Seller also engages in the Business and owns certain assets related thereto that are listed on Schedule 1 hereto (the "Purchased Assets").

         Subject to the terms and conditions of this Agreement, Buyer desires to buy from Seller and Seller desires to sell to Buyer the Target Shares and the Purchased Assets.

         NOW, THEREFORE, the Parties hereto agree as follows:


                                   ARTICLE I.

         1.1 Definitions. Certain capitalized terms used herein have the meaning set forth on Schedule 1. 1 attached hereto.

                                   ARTICLE II.

                     PURCHASE AND SALE OF ASSETS AND SHARES

         2.1 Asset and Share Purchase.

         (a) Asset and Share Purchase. On the terms and subject to the conditions set forth in this Agreement, Buyer will (i) purchase from Seller and Seller shall, as legal and beneficial owner and with full title guarantee, sell, convey, assign, transfer and deliver to Buyer the Target Shares free and clear of all Liens for a portion of the consideration specified in Section 2.2 below; and (ii) purchase from Seller and Seller shall, as legal and beneficial owner and with full title guarantee, sell, convey, assign, transfer and deliver to Buyer the Purchased Assets free and clear of all Liens for a portion of the consideration specified in Section 2.2 below.

         (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities of Seller (as listed on Schedule 2. 1 (b)) at Closing.

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         (c) Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Buyer will not assume or in any way become liable for any of Seller's (or its Affiliate's) debts, liabilities or obligation, other than those liabilities included within the definition of Assumed Liabilities (other than liabilities of Target), of any nature whatsoever, whether accrued, absolute or contingent, whether known or unknown, whether disclosed or undisclosed, whether due or to become due and whether related to the Purchased Asset or otherwise, and regardless of when or by whom asserted including, without limitation, any liability of or related to the Business and any Tax Liability not specifically and expressly assumed by Buyer hereunder (collectively the "Excluded Liabilities").

         (d) Target Liabilities. Except with respect to those matters specifically covered by the terms of the Warranties (and disclosures made in the Disclosure Letter and the Completion Disclosure Letter) of Seller in Article V below, Seller shall indemnify Target for all debts, liabilities or obligations of Target, of any nature whatsoever, whether accrued, absolute or contingent, whether known or unknown or undisclosed, whether due or to become due, arising on or prior to the Closing Date (the "Indemnified Liabilities"). Notwithstanding the foregoing, Seller shall also indemnify Target for those matters listed on the "Indemnified Disclosed Liability Schedule" attached hereto as Schedule 2.1(d)(i) and for the Indemnified Warranties as they relate to Target For the avoidance of doubt, Seller shall have no liability to indemnify Target with respect to those items listed on Schedule 2.2(d)(ii).

         (e) Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, Seller will not transfer any of the Excluded Assets of Seller to Buyer, Seller shall also cause Target to transfer to Seller the Excluded UK Assets (as listed on Schedule 2. 1 (e)) prior to Closing. All tangible assets of Target that are not Excluded UK Assets will remain with Target.

         2.2 Sum Payment.

         (a) The sum payable hereunder will be equal to $4,550,000. At Closing, Buyer will pay to:

                  (i) Seller, by wire transfer immediately available funds, to accounts designated by Seller, the amounts allocated to the Target Shares and the Purchased Assets as indicated on Schedule 2.2(a) attached hereto; and

                  (ii) Target, by wire transfer of immediately available funds, to accounts designated by Target, the amount as allocated and indicated on
Schedule 2.2(a) attached hereto;

                  (iii) The allocation of the sum payable pursuant to this
section 2.2(a) shall in no event exceed $4,550,000. However, the allocation of the sum payable hereunder pursuant to Schedule 2.2(a) shall be adjusted at Closing to reflect additional inter-company transfers, purchase or other transaction between Target and Seller between the date hereof and Closing.

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         2.3 Closing Transactions.

         (a) Closing. The completion of the purchase of the Target Shares and the Purchased Assets by Buyer from Seller (the "Closing" ) will take place at the offices of G.J. Moloney, Hambledon House, 19-26 Pembroke Street, Dublin 2, Ireland at 11:00 a.m. local time on 30 June 1999 or such other date, time or place as is mutually agreeable to Buyer and Seller (the "Closing Date").

         (b) Closing Deliveries. Subject to the conditions set forth in this Agreement, the Parties agree to consummate the following "Closing Transactions" at the Closing:

                  (i) Seller will convey to Buyer all of the Target Shares and the Purchased Assets, with full title guarantee, free and clear of all Liens;

                  (ii) Buyer will deliver the sums due pursuant to Section 2.2 and Schedule 2.2; and

                  (iii) there will be delivered to Buyer and Seller the certificates and other documents and instruments required to be delivered under Sections 2.4 and 2.5 hereof.

         2.4 Conditions to Buyer's Obligations at the Closing. The obligation of Buyer to consummate the transactions contemplated by Section 2. 1 (a) of this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

         (a) the warranties set forth in Articles IV and V hereof will be true and correct at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such warranties (without taking into account any disclosures made by Seller to Bayer pursuant to Sections 4.16 and 5.24 (Disclosure) hereof);

         (b) Seller will have performed and complied with all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

         (c) Seller shall have obtained the consent of the BES Fund to the transaction on terms reasonably satisfactory to Buyer;

         (d) Seller shall have obtained the release of the Lien of Ulster Investment Bank Limited and its Affiliates on the Purchased Assets and the Target Shares on terms reasonably satisfactory to Buyer;

         (e) all governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby, if any, will have been duly made and obtained on terms reasonably satisfactory to Buyer;

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         (f) To Seller's Knowledge no action or proceeding before any court or governmental body will have been initiated wherein an unfavorable judgment, decree, injunction or order would prevent the consummation of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

         (g) All Purchased Assets will be located at No. 1 Printer's End, Gatehouse Way, Aylesbury, Buckinghamshire, HP19 3DE;

         (h) On or prior to the Closing Date, Seller will deliver to Buyer all of the following:

                  (i) a certificate from a director of Seller in the form set forth in Exhibit A attached hereto, dated the Closing Date, stating that the preconditions specified in Sections 2.4(a, b, c, d, e, and f) above have been satisfied;

                  (ii) copies of all Lien releases, third party and governmental consents, approvals, licenses, permits and filings required by Buyer to be obtained in connection with the consummation of the transactions contemplated herein;

                  (iii) a duly completed and signed transfer in favor of Buyer of the Target Shares in Agreed Form together with the related share certificate;

                  (iv) the resignations in the Agreed Form duly executed as deeds of the directors and secretary of Target, each containing an acknowledgment that such person has no claim (whether statutory, contractual or otherwise) against Target on any grounds whatsoever;

                  (v) the resignation in the Agreed Form duly executed as deeds of the existing auditors of Target, containing an acknowledgment that such Person has no claim (whether statutory, contractual or otherwise) against Target on any grounds whatsoever,

                  (vi) the Disclosure Letter in Agreed Form and the Completion Disclosure Letter duly executed by the Seller;

                  (vii) the Lease in Agreed Form duly executed as a deed by Anthony Boyle, Peter Crowley and Michael McGinley after receipt of all necessary court orders;

                  (viii) the Name License in Agreed Form duly executed by Seller; and

                  (ix) the statutory books of Target;

                  (x) certified copies of the resolutions in Agreed Form of Seller's board of directors approving the transactions contemplated by this Agreement; and

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         (i) all proceedings to be taken by Seller in connection with the consummation of the Closing Transactions and the other transactions contemplated hereby and all certificates, instruments and other documents required to be delivered by Seller to effect the transactions contemplated hereby reasonably requested by Buyer will be in Agreed Form.

         2.5 Conditions to Sellers Obligations at the Closing. The obligation of Seller to consummate the transactions contemplated by Section 2.1(a) of this Agreement is subject to the satisfaction (or waiver) of the following conditions on or before the Closing Date:

         (a) the warranties set forth in Article VI hereof will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such warranties;

         (b) all authorizations, consents and approvals of governments and governmental agencies which are required to be obtained by Buyer for the consummation of the transactions contemplated hereby will have been obtained;

         (c) Buyer will have performed and complied in all respects with all of the covenants and agreements required to be performed by it prior to the Closing under this Agreement;

         (d) Target and Lessors will have entered into a Lease in Agreed Form and all necessary court orders shall have been obtained; and

         (e) On or prior to the Closing Date, Buyer will have delivered to Seller all of the following:

                  (i) a certificate from Buyer in the form set forth in Exhibit B attached hereto, dated the Closing Date, stating that the preconditions specified in Sections 2.5 (a, b and c) above have been satisfied; and

                  (ii) certified copies of the resolutions in Agreed Form of Buyer's board of directors approving the transactions contemplated by this Agreement.

                                  ARTICLE III.

                           COVENANTS PRIOR TO CLOSING

         3.1 Affirmative Covenants of Seller. On or prior to the Closing, unless Buyer otherwise agrees in writing:

         (a) Except insofar as necessary to conclude the transactions contemplated herein, Seller will, and will cause Target to, conduct the Business only in the usual and ordinary course of business in accordance with past custom and practice, and keep its organization and properties

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intact, including its present business operations, physical facilities, working conditions and employees and will use all reasonable endeavors to preserve its present relationships with lessors, suppliers and customers and others having business relations with it;

         (b) Seller will maintain the Purchased Assets in operating condition and repair, maintain insurance reasonably comparable to that in effect as of the date hereof, maintain Inventory, supplies and spare parts at customary operating levels consistent with past practices and, in the event of a casualty, loss or damage to any of the Purchased Assets prior to the Closing Date for which any Seller is insured, after consultation with Buyer, either repair or replace such Purchased Assets or, if Buyer agrees, transfer the proceeds of such insurance to Buyer;

         (c) Seller will, and Seller will cause Target to, maintain its books, accounts (including working capital) and records in accordance with past customs and practice;

         (d) Seller will, and will cause Target to, as soon as reasonably practicable after becoming aware of the same inform Buyer in writing of any variances from the wan-antics contained in Articles IV and V hereof or any breach of any covenant hereunder by Seller,

         (e) Seller will, and Seller will cause Target to, comply with all legal requirements and contractual obligations applicable to the operations and business of Seller and Target and pay all applicable taxes; and

         (f) Seller will, and Seller will cause Target to, cooperate with Buyer and use its reasonable endeavors to cause the conditions to Buyer's obligation to close specified in Section 2.4 above to be satisfied, and execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transactions contemplated by this Agreement.

         3.2 Negative Covenants of Seller. Prior to the Closing, without Buyer's prior written consent, Seller will not, and Seller will cause Target not to:

         (a) take any action that would require disclosure under Sections 4.8 or
5.10 below;

         (b) except as contemplated herein, institute any material change in the conduct of the Business;

         (c) terminate or modify any material contract or any government licenses or permit;

         (d) take any reasonable action or fail to take any reasonable action that will cause a breach of the warranties herein; and

         (e) except insofar as necessary to conclude the transactions contemplated herein, take or omit to take any action which could be reasonably anticipated to have an adverse effect upon

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the business, financial condition, operating results, employee relations, customer relations, assets, or operations of the Business conducted by Seller or Target.

         3.3 Exclusivity. Seller will not, directly or indirectly, through any officer, director, employee, agent or otherwise (including through any investment banker, attorney or accountant retained by any of the foregoing), solicit, initiate or participate in any discussions or negotiations regarding, or famish to any other Person any information with respect to, or otherwise cooperate in any way with, any proposal or offer from any Person (including any of such Person's officers, directors,. employees, agents or other representatives) relating to any liquidation, dissolution, recapitalization or refinancing of Seller or any acquisition of the capital stock or other securities of Seller or the Target or any substantial portion of the assets of Seller or the Target (including any acquisition structured as a merger, consolidation or share exchange) (an "Acquisition Proposal"). Seller will immediately cease and cause to be terminated any and all contacts, discussions and negotiations with third parties regarding any Acquisition Proposal. Seller will promptly notify Buyer if any Acquisition Proposal, or arty inquiry or contact with any Person with respect thereto (whether or not in writing), is made, and will apprize Buyer as to all the terms and details of such Acquisition Proposal or inquiry or contact. For the avoidance of doubt, this section will not operate to prevent Seller from considering or entering into discussions, negotiations or arrangements with respect to transactions relating to its operations which do not relate to the Business or Target, so long as such discussions, negotiations or arrangements do not involve the Business or the release of information pertaining thereto.

         3.4 Covenants of Buyer. Prior to the Closing, Buyer will:

         (a) inform Seller in writing of any material variances from the warranties contained in Article VI hereof or any breach of any covenant hereunder by Buyer

         (b) maintain an employee at the Aylesbury facility of Target to facilitate the completion of the transactions described herein; and

         (c) cooperate with Seller and use its reasonable endeavors to cause the conditions to Seller's obligation to close specified in Sections 2.3 and 2.5 to be satisfied, and execute and deliver such further instruments of conveyance and transfer and take such additional action as Seller may reasonably request to effect, consummate, confirm or evidence the transactions contemplated by this Agreement.

         3.5 Negative Covenants of Buyer: Prior to or after the Closing, the Buyer will not disclose any information unrelated to the Business or its operations that is obtained prior to the Closing Date, in any manner, whether directly or indirectly, from or pursuant to discussions with, Seller, Target or their professional advisors (the "Information" ). This prohibition shall not operate to bar Buyer from disclosing the Information to its employees and professional advisors for the purpose of completing the transactions contemplated herein. Buyer shall not use the Information in any way (including, but not limited to, for any competitive or commercial

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purpose) which is directly or indirectly detrimental to Seller. Buyer will ensure that each person to whom the Information is disclosed by Buyer adheres to the obligations of Buyer contained herein.

                                   ARTICLE IV.

                          WARRANTIES CONCERNING SELLER
                       AND THE ASSET PURCHASE TRANSACTION

         As a material inducement to Buyer to enter into this Agreement, Seller hereby warrants that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though then made and as though the Closing Date were substituted for the date of this Agreement) except as set forth in the Disclosure Letter or the Completion Disclosure Letter delivered by Seller to
Buyer:

         4.1 Organization and Corporate Power. Seller is a company duly organized, validly existing and in good standing under the laws of Ireland and is qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be qualified. Seller has full corporate power and other necessary power and authority and all licenses, permits and authorizations necessary to own and operate its properties and to conduct its business as presently conducted and as proposed to be conducted.

         4.2 Authorization of Transactions. Seller has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The board of directors of Seller has duly approved this Agreement and has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No other corporate proceedings on the part of Seller are necessary to approve and authorize the execution and delivery of this Agreement. This Agreement constitutes the valid and legally binding obligation of Seller.

         4.3 Absence of Conflicts. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and will not or, Closing (a) conflict with or result in any breach of any of the provisions of (b) result in a violation of, (c) give any third party the right to terminate or to accelerate any obligation under, or (d) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the articles of association or memorandum of Seller or any indenture, mortgage, lean, loan agreement or other agreement or instrument to which Seller is bound or affected, or any law, statute, rule or regulation or any judgment, order or decree to which Seller is bound or subject.

         4.4 Broker's Fees. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Share Purchase or the Asset Purchase contemplated by this Agreement for which the Buyer or Target could become liable or

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obligated.

         4.5 Title to Target Shares. Seller holds of record and owns beneficially the number of Target Shares set forth next to its name in Section
4.5 of the Disclosure Letter, free and clear of any restrictions on transfer, Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any capital stock of Target (other than this Agreement). Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Target.

         4.6 Title to Purchased Assets. Seller can and is conveying the Purchased Assets with full title guarantee, free and clear of any Liens.

         4.7 Financial Statements. Seller has furnished Buyer with copies of the selected financial data relating to the Business attached hereto as Appendix 1 - The financial information disclosed in Appendix I is accurate and complete in all material respects, is consistent with the books and records of Seller (which, in turn, are accurate and complete in all material respects), presents fairly the financial condition and results of operations of the Business as of the times and for the periods referred to therein, and has been prepared in accordance with U.K. GAAP.

         4.8 Absence of Certain Developments. Seller has not, with respect to the Business, except as set forth in Section 4.8 of the Disclosure Letter and except with respect to the transactions contemplated by this Agreement, since 31 December 1998:

         (a) suffered a material adverse change or development in the financial condition, Operating results, earnings, assets, customer, supplier and sales representative relations, business condition or financing arrangements of the Business;

         (b) sold, leased, assigned or transferred any tangible assets related to the Business or other intangible assets related to the conduct of the Business by Seller or Target, except in the Ordinary course of business consistent with past practice or released without fair consideration any debts or claims owing to or held by it;

         (c) entered into, amended or terminated any lease, contract, agreement or commitment, or taken any other action or entered into any other transaction other than in the ordinary course of the Business and in accordance with past custom and practice, or entered into any transaction with any Insider (as defined in Section 4.13 below), or changed any business practice or manner of dealing with any customer, supplier, Insider or other Person with whom Seller engages in any business activity related to the Business;

         (d) incurred intercompany charges in excess of $25,000 with respect to the Business (including inventory, incurrence of capital expenditures, and maintenance and repair of assets)

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other than in the usual and ordinary course of business in accordance with past custom and Seller's practice of the Business.

         4.9 Contracts and Commitments.

         (a) Section 4.9(a) of the Disclosure Letter contains a description of every material supply agreement, customer contract or other material contract relating to the operation of the Business to which Seller is a party or bound by, whether written or oral. For purposes of this Section 4.9(a), material supply agreements and contracts will be those non-customer contracts (i) not terminable on less than 3 months notice and (ii) with annual consideration in excess of $5,000.

         (b) Except as specifically contemplated by this Agreement or disclosed in Section 4.9(b) of the Disclosure Letter since 31 December 1998: (i) no contract or commitment relating to the Business required to be disclosed in
Section 4.9(a) of the Disclosure Letter has been materially breached or canceled by the other party, (ii) no material customer or material supplier of the Business has indicated that it will stop or decrease the rate of business done with Seller with respect to the Business, (iii) Seller has performed all of the material obligations required to be performed by Seller in connection with the contracts or commitments required to be disclosed by Section 4.9(a) above, and is not in receipt of any claim of default under any contract or commitment required to be disclosed, (iv) Seller does not have any Knowledge (having made no inquiry of any third party) of any breach or anticipated breach by any other party to any contract set forth on Section 4-9(a) of the Disclosure Letter.

         (c) Seller has provided Buyer with a true and correct copy of all written contracts which are referred to in Section 4.9 of the Disclosure Letter, together with all amendments or waivers thereto. Section 4.9 of the Disclosure Letter, contains an accurate and materially complete description of all material terms of all oral contracts referred to therein.

         4.10 Litigation Proceedings. Except asset forth in Section 4.10 of the Disclosure Letter, Seller has no Knowledge of actions, suits, proceedings, orders, claims or investigations with respect to the Business pending or threatened against or affecting Seller at law or in equity, before any court or government body of competent jurisdiction, and there is no basis known to Seller for any of the foregoing.

         4.11 Governmental Licenses, Permits and Consents.

         (a) Section 4.11 of the Disclosure Letter contains a complete listing and summary description in all material respects of all permits, licenses, franchises, certificates and approvals of any governments or other similar rights own 4 possessed or used by Seller related to the Business (collectively, the "Licenses"). Except as indicated on Section 4.11 of the Disclosure Letter, the Seller owns or possesses all right title and interest in and to all of the Licenses. To Seller's Knowledge, no loss or expiration of any License is threatened or pending other than

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expiration in accordance with the terms thereof.

         (b) No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority or another party or Person is required to be obtained by either Seller in connection with such party's execution, delivery and performance of this Agreement or the consummation of any other transaction contemplated hereby.

         4.12 Proprietary Rights.

         (a) Seller has full title to all Proprietary Rights that are Purchased Assets and Finglas Wireless Limited has full title to all Proprietary Rights held by it and used by Seller and Target 'in the molded products business.

         (b) To the Knowledge of Seller, neither Seller nor Target has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of third parties.

         (c) The Intellectual Property License and the purchase of the Purchased Assets by Buyer conveys the right to Buyer to use (i) all Proprietary Rights relating to the Business held by Seller or its Affiliates and (ii) currently used by Seller and Target in the Business.

         4.13 Affiliate Transactions. Except as set forth in Section 4.13 of the Disclosure Letter, no officer, director, stockholder or employee of Seller or any person related by blood or marriage to any such Person or any entity in which any such person owns any beneficial interest (collectively, the "Insiders"), is a party to any agreement, contract, commitment or transaction with either Seller or its Affiliates which pertains to the Business or has any interest in any property, real or personal or mixed, tangible or intangible, relating to the Business. Section 4.13 of the Disclosure Letter describes all material intercompany services relating to the Business provided to or on behalf of Seller by their Affiliates and to or on behalf of such Affiliates by Seller.

         4.14 Compliance with Laws. To the Knowledge of Seller, Seller audits officers, directors, agents and employees have complied with all applicable laws and regulations of all jurisdictions which affect the Business, business practices or assets and to which Seller may be subject~ and no claims have been filed against Seller alleging a violation of any such laws or regulations. Seller has not given or agreed to give any money, 0 or similar benefit (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee, Insider or any other Person in a position to assist or hinder Seller in connection with any actual or proposed transaction concerning the Business.

         4.15 Purchased Assets. Except as disclosed on Schedule 4.15, the Purchased Assets are sufficient and include the material plant and machinery necessary to the operation of the Business as presently conducted by Seller.

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         4.16 Disclosure. Neither this Agreement, nor any of the Schedules, attachments or Exhibits hereto, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

         4.17 Closing Date. All of the warranties contained in this Article IV and elsewhere in this Agreement and all information delivered in any Schedule, attachment, appendix or Exhibit hereto or in any writing delivered to Buyer are true and correct on the date of this Agreement and will be true and correct on the Closing Date, except to the extent that Seller has advised Buyer otherwise in writing prior to or on the Closing Date. In the event that (1) any material breach of the warranties contained in this Article IV and elsewhere in this Agreement occurs within 3 days of closing, or (ii) Seller notifies Buyer of any material breach of the warranties within 3 days of Closing, the Buyer may, at its sole discretion, delay the Closing for up to 48 hours for the purpose of analyzing any such disclosure.

                                   ARTICLE V.

              WARRANTIES CONCERNING THE SHARE PURCHASE TRANSACTION

         5.1 Warranties Concerning Target. Seller warrants to the Buyer that the statements contained in this Article V are correct and complete in all material respects as of the date of this Agreement and will be correct and complete as of the Closing Date (as though then made and as though the Closing Date were substituted for the date of this Agreement) except as set forth in the Disclosure Letter or the Completion Disclosure Letter delivered by Seller to the Buyer.

         5.2 Organization, Qualification and Corporate Power. Target is a company duly organized, validly existing, and in good standing under the laws of England and Wiles. Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Target has full corporate power and authority and all licenses, permits, &ad authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Section 5.2 of the Disclosure Letter lists the existing directors and officers of Target.

         5.3 Capitalization. The entire authorized capital stock of Target consists of 1000 Target Shares of each, of which 100 Target Shares arc issued and outstanding and 900 Target Shares are held in treasury. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by Seller as set forth in
Section 5.3 of the Disclosure Letter. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Target.

         5.4 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation Of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulations, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Target is subject or (ii) conflict with, result in breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Target is a party of by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets).

         5.5 Broker's Fees. Target has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Share Purchase transactions contemplated by this Agreement.

         5.6 Title to Assets. Target can convey full title guarantee to, or a valid leasehold interest in all of the properties and assets used by it in the course of the Business, Shown on the Target Most Recent Balance Sheet or acquired after the date hereof, free and clear of ail Liens, except for properties and assets disposed of in the ordinary course of business since the date of the Target Most Recent Balance Sheet.

         5.7 Subsidiaries. The Target does not have, and never has bad, any Subsidiaries.

         5.8 Financial Statements. Seller has furnished Buyer with copies of unaudited balance sheets as of 30 April 1999 (the "Target Most Recent Fiscal Month End" ) of Target (the "Target Most Recent Balance Sheets") and the statements of income for the 4 month period then ended and copies of the audited balance sheets of Target as of 31 December 1997 and copies of the unaudited balance sheets of target as of 31 December 1998 (the "Target Most Recent Fiscal Year End"), and the related statements of income for the periods then ended. Each of the foregoing financial statements and the quarterly financial statements (including in all cases the notes thereto, if any) (collectively, the "Target Financial Statements") is materially accurate and complete, is consistent with Target's books and records (which, in turn, are materially accurate and complete), presents fairly Targets financial condition and results of operations as of the times and for the periods referred to therein, and, has been prepared in accordance with U.K. GAAP, subject (in the case of unaudited financial statements) to changes resulting from normal year-end adjustments (none of which would be material) and to the absence of footnote disclosure.

         5.9 Absence of Undisclosed Liabilities. Target does not have any obligations or liabilities arising out of transactions entered into, at or prior to Closing, or any action or inaction at or prior to the Closing or any state of facts existing at or prior to the Closing, except (a) obligations under contracts or commitments described in Section 5.9 of the Disclosure Letter or under contracts and commitments entered into in the ordinary course of business which are not required to be disclosed therein (but not liabilities for breaches thereof), (b) liabilities reflected on the liability side of the Target Most Recent Balance Sheet, and (c) liabilities which have arisen after the date of the Target Most Recent Balance Sheet -in the ordinary course of business or otherwise in accordance with the terms and conditions of this Agreement (none of which is a liability for breach of contract, breach of warranty, tort or infringement, a claim or lawsuit, an environmental liability or violation of law).

         5.10 Absence of Certain Developments. Since 31 December 1998, except as disclosed in Section 5.10 of the Disclosure Letter, there has not been any material adverse change in the business, financial conditions, operations, results of operations, earnings, assets, customer, supplier, employee and sales representative revelations, business condition or financing arrangements or future prospects of the Target. Without limiting the, foregoing:

         (a) Target has not sold, leased, assigned or transferred any tangible assets or Proprietary Rights or other intangible assets, except for a fair consideration and in the ordinary course of business;

         (b) Target has not entered into, amended or terminated any lease, contract, agreement or commitment or taken any other action or entered into any other transaction other in the ordinary course of business and in accordance with past custom and practice of the Business, or entered into any transaction with any Insider, or changed any business practice or manner of dealing with any customer, supplier, subcontractor, Insider, sales representative, or other Person with whom Target engages in any business activity related to the Business;

         (c) no party (including any Affiliate of Target) has accelerated, terminated, modified or canceled any agreement, contract, lease or licence (or series thereof) involving more than $25,000 to which Target is a party or is bound;

         (d) Target has not entered into any employment contract or collective bargaining agreement, written or oral, or changed the employment terms for any employee or agent or made or granted any bonus or any wage or salary increase to any director, officer, employee or sales representative, group of employees or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, except for normal increases or bonuses consistent with past practice;

         (e) Target has not entered into any employment contract, written or oral, or changed the employment terms or granted or paid any bonus or any wage or salary increase to, any Insider;

         (f) Target has not incurred intercompany charges in excess of $25,000 (including, inventory, incurrence of capital expenditures, and maintenance and repair of assets) other than in the usual and ordinary course of business in accordance with past custom and practice;

         (g) Target has not made any capital expenditures (or commitments therefore) that aggregate in excess of $25,000;

         (h) Target has not made any loans or advances to, or guarantees for the benefit of, any Person;

         (i) Target has not delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business;

         (j) Target has not entered into any lease involving rental in excess of $25,000 per annum,

         (k) Target has not shipped any Inventory of the Business and accrued any Accounts Receivable thereon other than in amounts customary to a particular customer and in the ordinary course of business; or

         (l) Target has not imposed any Lien upon any of its assets, tangible or intangible;

         (m) Target has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series Of related capital investments, loans, and acquisitions) either involving more than $25,000 or outside the ordinary course of business;

         (n) Target has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $25,000;

         (o) Target has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000 or outside the ordinary course of business;

         (p) Target has not granted any license or sublicense of any rights under or with respect to any Proprietary Rights;

         (q) Target has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

         (r) Target has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees;

         (s) Target has not made or pledged to make any charitable or other capital contributions outside the ordinary course of business; and

         (t) Target has not committed to any of the foregoing.

         5.11 Title to Properties.

         (a) Target does not own any real property. The real estate leases described on Section 5. 11 of the Disclosure Letter constitute all of the leases under which Target holds leasehold interests in real estate. All such leases are in lull force and effect, and Target holds a valid and existing leasehold interest under all such leases to which Target is a party. Target has delivered to Buyer complete and accurate copies of each such lease. With respect to each such lease:

                  (i) the lease is legal, valid, binding, enforceable)e and in fall force and effect;

                  (ii) neither Target, nor any other party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a material breach or default or permit termination, modification or acceleration under the lease; and

                  (iii) Target has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold.

         (b) Except as indicated in Section 5.11 (b) of the Disclosure Letter, all of Target's assets are in satisfactory condition and repair and are suitable for the purposes for which they are presently used. Target owns or leases under valid leases all buildings, machinery, equipment and other personal property and tangible assets necessary for the conduct o fits business as currently conducted and proposed to be conducted.

         5.12 Environmental, Health and Safety Matters. Except as set forth in
Section 5.12 of the Disclosure Letter (i) Target has complied with and is in compliance with all Environmental, H. Health and Safety Laws; (ii) Target has obtained and complied with, and is in compliance with, all permits, licenses, and other authorizations which are required for the ownership and operation of Targets business under Environmental, Health and Safety Laws; (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, , demand, or notice has been filed or commenced against Target or received by Target regarding or alleging any violation of, or liability or corrective or remedial obligation under, any Environmental, Health and Safety Laws, (iv) Target has not, either expressly or by operation of law, assumed or undertaken any liability of any other Person under any Environmental, Health and Safety Laws;
(v) no underground storage tanks, asbestos-containing materials, or PCB-containing equipment or fluids have been or are present on any real property currently or previously owned or operated by Target-, (vi) the transactions contemplated by this Agreement do not impose any obligations under any Environmental, Health and Safety Laws for site investigation or cleanup, or notification to any government agencies or third parties; (vii) no facts, events or conditions relating to the past or present facilities, properties or operations of Target will prevent, hinder or limit continued compliance with Environmental, Health and Safety Laws, give rise to any investigatory, corrective or remedial obligations pursuant to Environmental, Health and Safety Laws, or give rise to any other liabilities (whether accrued, absolute, confident, unliquidated or otherwise) pursuant to Environmental, Health and Safety Laws, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous or otherwise regulated materials, substances or wastes, personal injury, property damage or natural resources damage.

         5.13 Taxes.

         (a) All Tax Returns required to be made submitted or given to any Tax Authority by Target (including, without limitation, all Tax Returns in respect of PAYE and National Insurance) have been property and duly prepared and punctually made submitted or given and are up-to-date and correct.

         (b) Target is not (and in the last three yews has not ben) in dispute with or subject to any enquiry or investigation by any Tax Authority and there are no facts or circumstances likely to give rise to or be the subject of any such dispute, enquiry or investigation.

         (c) Target has (to the extent required by law) preserved and retained in its possession complete and accurate records relating to its Tax affairs (including. without limitation, PAYE, National Insurance and VAT records) and Target has sufficient records relating to past events to calculate for Tax purposes the profit gain loss balancing charge or balancing allowance which would arise for on the disposal or realization of any assets owned at the Accounts Date or acquired since that date but before Closing,

         (d) Target has paid to the relevant Tax Authority all Tax and deductions or withholdings in respect of, or on account of, any Tax (including, without limitation, amounts required to be deducted under the PAYE and National Insurance systems) which ought to have been paid and is not liable (nor in the last three years has it been liable) to pay any interest, penalty, fine or surcharge in respect to any Tax.

         (e) No balancing charge in respect of capital allowances claimed or given and no chargeable gain or profit (disregarding any relief or allowance available to Target other than amounts allowable under section 38 Taxation of Chargeable Gains Act 1992) would arise if any of the assets of Target (or, where the assets are in a capital allowances pool, all the assets in that pool) were to be realized on the date hereof for an amount equal to the book value thereof as shown in the Accounts or, in respect of assets acquired since the Accounts Date, for an amount equal to the consideration given for its acquisition.

         (f) Target has not in the, last three years been party to any non-arms, length transaction or been party to or otherwise involved in any scheme or arrangement the main purpose or one of the main purposes of which was to avoid Tax.

         (g) Target is registered for VAT, is a taxable person, does not make (and in the last two years has not made) any exempt supplies and has complied in all material respects with the requirements of the Value Added Tax Act 1994 and all applicable regulations and orders in respect of VAT

         (h) All documents in the enforcement of which Target is interested have been duly stamped.

         (i) Target is resident only in the United Kingdom and does not have (nor has it ever had) any agent, branch, office or other establishment outside the United Kingdom.

         5.14 Contracts and Commitments.

         (a) Section 5.14 of the Disclosure Letter contains a description of every material agreement in so far as they relate to the Business to which Target is or will be a party to or bound by, whether written or oral, before or after completion of the transactions described herein. For purposes of this
Section 5. 14(a), material agreements will be those contracts (i) not terminable with less than 3 months notice and (ii) with an annual consideration in excess of $5,000.

         (b) Except as specifically contemplated by this Agreement, or disclosed in Section 5.14(b) of the Disclosure Letter, (i)'no contact or commitment required to be disclosed has been breached or canceled by the other party, (ii) since 31 December 1998 no material customer or supplier of the Business has indicated that it will stop or decrease the rate of business done with Target,
(iii) Target has performed all of the obligations required to be performed by Target in connection with the contracts or commitments required to be disclosed, and is not in receipt of any claim of default under any contract or commitment required to be disclosed, and (iv) Seller does not have any Knowledge of any breach or anticipated breach by any other party to any contract set forth on
Section 5.14(a) of the Disclosure Letter.

         (c) Target has provided Buyer with a true and correct copy of all written contracts which are referred to in Section 5.14(a) of the Disclosure Letter, and those which are not required to be disclosed on Section 5.14(a) of the Disclosure Letter, together with all amendments, waivers or other changes thereto. Section 5.14(a) of the Disclosure Letter contains an accurate and complete description of all material terms of all oral contracts referred to therein.

         5.15 Litigation; Proceedings. Except as set forth in Section 5.15 of the Disclosure Letter, hereto, to Seller's Knowledge there are no actions, suits, proceedings, orders, claims or investigations pending or threatened against or affecting Target at law or in equity, before any court or government body of any competent jurisdiction, and there is no basis known to Seller Or Target for any of the foregoing.

         5.16 Governmental Licenses, Permits and Consents.

         (a) Section 5.16 of the Disclosure Letter contains a complete listing and summary description in all material respects of all licenses of any government authority or other similar rights owned, possessed or used by Target. Except as indicated in Section 5.16 of the Disclosure Letter, Target owns or possesses all right, title and interest in and to all of the Licenses. No loss or expiration of any License is to Seller's Knowledge threatened or pending other than expiration in accordance with the terms thereof.

         (b) No permit, consent, approval or authorization to or declaration to or filing with, any 90vcmmcnW Or regulatory authority or any other party or Person is required to be obtained by Target in connection with any Party's execution, delivery and performance of this Agreement or the consummation of any other transaction contemplated hereby.

         5.17 Employees. To the Knowledge of Seller, no executive and no group of employees of Target or Seller has any plans to terminate his, her or its employment with Target. Target has not experienced any strikes, grievances, unfair labor practices claims or other employee disputes and them are no material labor relations disputes with employees of Target.

         5.18 Employee Benefits.

         (a) There is attached to the Disclosure Letter a schedule showing the following information in relation to each Continuing Employee of Target, namely:

                  (i) name;

                  (ii) age;

                  (iii) job description;

                  (iv) emoluments (including any bonus or commission arrangements and any noncash benefits);

                  (v) date of commencement of employment or of any previous employment with which such employment is continuous,

                  (vi) notice period required to be given by Target and the employee;

                  (vii) whether or not a member of any of Target's pension scheme(s);

                  (viii) whether or not a member of a trade union; and

                  (ix) date of last increase in salary

                  and such information is complete and correct in all respects.

         (b) True, up-to-date and complete copies of representative sample of the contracts of employment between Target and each of its employees and any other documents currently in force relating to the employment of the employees are attached to the Disclosure Letter.

         (c) Target has maintained adequate up to date records regarding the service of each of its employees (including details of terms of employment, payments of statutory or other sick pay, statutory or other maternity pay, disciplinary and health and safety matters, income tax and social security contributions and termination of employment), copies of all underlying documentation relating to schemes operated by Target in connection with the matters referred to in this paragraph 5.18(c) are attached to the Disclosure Letter.

         (d) Since the Accounts Date, no Continuing Employee has given notice terminating his contract of employment or is under notice of dismissal and no amount due to or in respect of any employee or former employee is in arrear and unpaid other than his salary for the month current at the date of this Agreement and in respect of the reimbursement of expenses.

         (e) Target is not involved in any dispute with its employees or any of them affected by (or in negotiation under or affected by) the Employment Rights Act 1996 ("ERA") the Equal Pay Act 1970, the Sex Discrimination Acts 1975 and 1986, the Race Relations Act 1976, Disability Discrimination Act 1995 and the Trade Union and Labour Relations (Consolidation) Act 1992 and there are no present circumstances (including Closing) which are likely to give rise to any such dispute.

         (f) Within a period of one year preceding the date of this Agreement:

                  (i) Target has not given notice of any redundancies to the Secretary of State for Employment or started any consultations with any independent trade union or unions under Part XI ERA and Target has not failed to comply with any obligation under such Part XI; and

                  (ii) Target has not been party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1982 and Target has not failed to comply with any duty to inform and consult any independent trade union.

         (g) No gratuitous payment has been made or promised by Target in connection with the actual or proposed termination, breach, suspension or variation of any employment or engagement of any present or former director, officer or employee of or consultant to Target; and there is no outstanding obligation or ex gratia. arrangements for Target to pay any compensation to any present or former director, officer, employee or consultant

         (h) To Seller's Knowledge there is no existing, pending or threatened dispute between Target and any material number or category of its employees or any trade union or other organization formed for a similar purpose and there are no circumstances (including Closing) which arc likely to give rise to any such dispute. There is no collective bargaining agreement or other arrangement (whether binding or not) between Target and any trade union or other body representing its employees.

         (i) With the exception of PAYE and national insurance contributions in respect of the payment period current at Closing Target does not have outstanding any undischarged liability pay to any governmental or regulatory authority in any jurisdiction any contribution, taxation or other levy arising in connection with the employment or engagement of personnel by Target.

         (j) There arc no training schemes arrangements or proposals in existence nor have there been any such schemes or arrangements at any material time in the past in respect of which a levy may become payable by Target under the Industrial Training Act 1982.

         5.19 Insurance. Section 5.19 of the Disclosure Letter lists and briefly describes each insurance policy maintained by Target. AU of such insurance policies are in full force and effect, and Target to Seller's Knowledge is not in default with respect to its obligations under any such insurance policies.

         5.20 Affiliate Transactions. Except as set forth in Section 5.20 of the Disclosure Letter, no Insider is a party to any agreement, contract, commitment or transaction with Target or its Affiliates or has any interest in any property, real or personal or mixed, tangible or intangible. Section 510 of the Disclosure Letter describes all material intercompany services provided to or on behalf of Target by its Affiliates and to or on behalf of such Affiliates by Target.

         5.21 Compliance with Laws. Except as set forth in Section 5.21 of the Disclosure Letter, Target and its officers, directors, agents and employees have complied with all applicable laws, regulations and rulings of any government agencies or courts which affect Target and to which Target may be subject, and no claims have been filed against Target alleging a violation of any such laws or regulations. Target has not given or agreed to give any money, gift or similar benefit (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee, Insider or any other Person in a position to assist or hinder Target in connection with any actual or proposed transaction.

         5.22 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Target.

         5.23 Guaranties. Target is not a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other Person.

         5.24 Disclosure. Neither this Agreement, nor any of the Schedules, attachments, appendices or exhibits hereto, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

         5.25 Closing Date. All of the warranties contained in this Article V and elsewhere in this Agreement and all information delivered in any Schedule, attachment, appendix or Exhibit hereto or in any writing delivered to Buyer are true and correct on the date of this Agreement and will be true and correct on the Closing Date, except to the extent that Seller has advised Buyer otherwise in writing prior to or on the Closing Date. In the event that (i) any material breach of the warranties contained in this Article V and elsewhere in this agreement occurs within 3 days of Closing, or (ii) Seller notifies Buyer of any material breach of the warranties within 3 days of Closing, the Buyer may, at its sole discretion, delay the Closing for up to 48 hours for the purpose of analyzing any such disclosures.

                                   ARTICLE VI.

                               WARRANTIES OF BUYER

         As a material inducement to Seller to enter into this Agreement, Buyer hereby warrants to Seller that the statements contained in this Article VI are correct and complete in all material respects as of the date of this Agreement and will be correct and complete as of the Closing Date (as though then made and as though the Closing Date was substituted for the date of this Agreement):

         6.1 Corporate Organization and Power. Buyer is a company duly organized, validly existing and in good standing under the laws of England and Wales with full corporate power and authority to enter into this Agreement and any other agreements contemplated hereby and perform its obligations hereunder and thereunder.

         6.2 Authorization. The execution, delivery and performance of this Agreement and any other agreements contemplated hereby by Buyer the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Buyer, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or any other agreements contemplated hereby. This Agreement and any other agreements contemplated hereby constitute valid and binding obligations of Buyer, enforceable in accordance with their terms.

         6.3 No Violation. Buyer is not subject to or obligated under its memorandum, or articles of association, any applicable law, or rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement or the other agreements contemplated hereby-

         6.4 Governmental Authorities and Consents. Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the sanctions contemplated hereby. No consent, approval or authorization of any governmental or regulatory authority or any other party or Person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement and the other agreements contemplated hereby or the transactions contemplated hereby.

         6.5 Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

         6.6 Litigation. To Buyer's Knowledge there are no actions, suits, proceedings, orders or investigations pending or threatened against or affecting Buyer at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, of any jurisdiction which would adversely affect Buyers performance under this Agreement or the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

         6.7 Closing Date. All of the warranties contained in this Article VI and elsewhere in this Agreement and all information delivered in any Schedule, attachment or Exhibit hereto or in any writing delivered to Seller are true and correct on the date of this Agreement and will be true and correct on the Closing Date, except to the extent that Buyer has advised Seller otherwise in writing three days (or such shorter time as may be reasonable under the circumstances) prior to the Closing.

                                  ARTICLE VII.

                                   TERMINATION

         7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

         (a) by mutual written consent of Buyer and Seller;

         (b) by either Buyer or Seller if there has been a material breach of the wan-antics or covenants set forth in this Agreement on the part of the other Party that is not cured prior to Closing; and

         (c) by either Buyer or Seller if the transactions contemplated by this Agreement have not been consummated by July 14,1999; provided that the Party seeking termination pursuant to Section (c) of this Section 7.1 is not in breach of any of its warranties or covenants contained in this Agreement; and provided, further, that neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 7.1 if such party's willful or knowing breach of this Agreement has prevented the consummation of the transaction contemplated hereby or thereby. In the event of termination by Seller or Buyer pursuant to this Section 7.1, written notice thereof (describing in reasonable detail the basis therefor) will promptly be delivered to the other party.

         7.2 Effect of Termination. In the event of termination of this Agreement by either Buyer or Seller as provided above, this Agreement will forthwith become void and there will be no liability on the part of any Party hereto to any other Party hereto or its shareholders or directors or officers in respect thereof, except for the obligations of the Parties hereto in Sections
10. 1, 10.5 and 10.6 and except that nothing herein will relieve any party from any breach of this Agreement prior to such termination.

                                  ARTICLE VIII.

                     SURVIVAL; INDEMNIFICATION; ARBITRATION

         8.1 Survival. All warranties, covenants and agreements set forth in this Agreement or in any writing delivered in connection with this Agreement will survive the Closing Date and the consummation of the transactions contemplated hereby.

         8.2 Indemnification by Seller.

         (a) Subject to the limitations set forth in (b) below, Seller agrees to indemnify Buyer, its Affiliates and its permitted assigns (collectively, the "Buy Parties") and hold each of them harmless against and pay on behalf of or reimburse such Buyer Parties in respect of any loss (including diminution in value and consequential damages), liability, demand, claim, action, cause of action, cost, damage, deficiency, tax, penalty, fine or expense, whether or not arising out of third party claims (including, without limitation, interest, penalties, reasonable attorneys' fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, "Losses") which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

                  (i) the breach of any warranty contained in Sections 4.1 (Organization), 4.2 (Authorization), 4.3 (Non-contravention),4.4 (Brokers Fees),
4.5 (Title), 4.6 (Title), 4.1 (Litigation), 5.1 (Target), 5.2 (Organization),
5.3 (Capitalization), 5.4 (Non-contravention), 5.5 (Broker's fees), 5.6
(Title), 5.7 (Subsidiaries), 5.12 (Environmental), 5.13 (Taxes) and 5.18 (Employee Benefits) hereof (the "Indemnified Warranties").

                  (ii) the assertion or recovery against Buyer of any Excluded Liability.

                  (iii) the assertion or recovery against Buyer or Target of any Indemnified Liabilities.

         (b) The indemnification provided for in Section 8.2(a) above is subject to the limitation that Seller will be liable to Buyer with respect to claims referred to in subsection (a)(i) above only if Buyer gives Seller written notice thereof within two years after the Closing Date except for claims arising from breaches of the warranties:

                  (i) set forth in Section 5.13 (Taxes), Section 5.18 (Employee Benefits) as to which claims must be made prior to the expiration of the applicable statute of limitation with respect thereto;

                  (ii) set forth in Section 5.12 (Environmental) as to which claims must be made within three years; and

                  (iii) set forth in Section 4.1 and 5.2 (Organization), Section
4.2 (Authorization), Section 5.7 (Subsidiaries), Section 5.3 (Capitalization) and Sections 4.3 and 5.4 (Absence of Conflicts) as to which claims may be made at any time.

         Nothing in this subsection 8-2(b) serves to limit the period of time in which Buyer may claim indemnification for any Excluded Liability.

         The indemnification provided for in Section 8.2(a) above is subject to the further limitation that Seller will be liable to Buyer or Target as the case may be, with respect to claims referred to in subsection (a)(iii) only until the Year anniversary of the Closing Date.

         So long as Buyer or Target delivers written notice of a claim to Seller within the foregoing respective survival periods, Seller will be required to indemnify Buyer or Target for the damages that Buyer may suffer through the date of the claim, the end of the survival period, and beyond.

         (c) Notwithstanding Section 8.2(b) above Seller shall have no obligation to indemnify any Buyer Party for any breach of the Indemnified Warranties contained herein (i) until the Buying Party suffering a loss has suffered a loss by reason of all such breaches in excess of $25,000 (after which point the Indemnifying Party (as defined below) shall be obligated to the Indemnified Party (as defined below) for all losses suffered by the Indemnified Party) or thereafter (ii) to the extent the Indemnified Party's aggregate Losses (meaning Losses indemnified pursuant to this Section 8.2 and any recovery by any Buyer Party pursuant to Schedule 9 attached hereto) exceeds $5,000,000 (after which point the Indemnifying Party will have no obligation to indemnify the Indemnified Party against any further such Losses).

         Nothing in this Subsection 8.2(c) serves to limit Seller's liability with respect to any Excluded Liability or Indemnified Liability.

         (d) If a Party hereto seeks indemnification under this Section 8.2, such Party (the "Indemnified Party") will give written notice to the other party (the "Indemnifying Party") of the facts and circumstances giving rise to the claim. In that regard, if any suit, action, claim, liability of obligation will be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Section 8.2, the Indemnified Party will promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party, if it so elects, will assume and control the defense thereof (and will consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all necessary expenses. if the Indemnifying Party elects to assume and control the defense, the Indemnified Party will have the right to employ counsel separate from counsel employed by the indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party will be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing or (ii) the Indemnifying Party has failed to assume the defense and employ counsel, in which case the fees and expenses of the Indemnified Party's counsel will be paid by the Indemnified Party. The Indemnifying Party will not be liable for any settlement of any such action or proceeding effected without the written consent of the Indemnifying Party, however, if there will be a final judgment for the plaintiff in any such action, the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any loss or liability by reason of such judgment.

         (e) Any indemnification payments paid under this Section 8.2 will be considered an adjustment to the purchase price and will be allocated to the Seller's Non-Irish Goodwill.

         (f) Subject to the terms and conditions set forth in this Section 8.2, in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement, Buyer or Seller, as the case may be, my, at such Party's option, setoff all or any portion of the Losses which such Party suffers, sustains or becomes subject to as a result of such breach against any amounts due or to become due to Seller or Buyer, as the case may be, whether pursuant to this Agreement or otherwise.

         8.3 Arbitration Procedure.

         (a) Except as otherwise expressly provided herein, all claims or controversies between the Parties (or their permitted assignees) arising out of or relating to this Agreement shall be finally determined by arbitration in accordance with the rules in effect from time to time of the Chartered Institute of arbitrators; of Ireland ("CIAI") by one arbitrator (selected by CIAI) who is knowledgeable concerning the law governing the dispute.

         (b) The arbitration shall take place in Dublin, Ireland and the Language of the arbitration shall be English.

         (c) The arbitrator shall be empowered to permit reasonable discovery and shall have the authority to award all forms of relief determined to be just and equitable. Any arbitral award rendered pursuant to this Article VIII shall be final and binding on Buyer and Seller and may be enforced in any court of competent justification. For this and any other purpose, each of Buyer and Seller (i) waives any bond, surety or other security that might be required of any other party with respect thereto, and (ii) agrees that any Party may make service on any other Party by sending or delivery a copy of the process to such Party at the address and in the manner provided for the giving of notices in Section 11.2 below or in any other manner permitted by law.

         (d) In all instances of arbitration, the costs of arbitration shall be borne by the unsuccessful party, except in the event that determination of success is not clear-cut, in which case the costs of arbitration shall be allocated by the arbitrator, having due regard for the nature of the dispute, the contentions of the parties and his or her decision on the merits of the dispute.

                                   ARTICLE IX.

                        LIMITATIONS ON SELLER'S LIABILITY

         9.1 Seller's liability in respect of a claim made by the Buyer for breach of the warranties, except for these warranties subject to Section 8.2 above shall be limited or excluded by the provisions of Schedule 9.

                                   ARTICLE X.

                              ADDITIONAL AGREEMENTS

         10.1 Press Releases and Announcements. No press releases related to this Agreement or the transactions contemplated hereby and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of Seller (except any public disclosure which any party hereto in good faith believes is required by law or regulation (in which case the disclosure will be prepared jointly by Seller and Buyer) will be issued on or after Closing without the consent of Buyer and Seller.

         10.2 Further Transfers. Seller will at Buyer's cost execute and deliver such further instruments of conveyance and transfer and take such additional actions as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Target Shares and the Purchased Assets and any other transactions contemplated hereby. Seller will at Buyer's, cost execute such documents as may be necessary to assist Buyer in preserving or perfecting its rights in the Purchased Assets and the Target Shares and will also do such acts as are necessary to perform the representations, warranties and agreements herein.

         10.3 Tax Matters. The following provisions will govern. the allocation of responsibility as between Bayer and Seller for certain Tax matters relating to the Purchased Assets and the Target following the Closing Date:

         (a) Cooperation on Tax Matters.

                  (i) Buyer and Seller will cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include (A) the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and (B) making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

                  (ii) Buyer and Seller will (A) retain all books and records with respect to Tax matters pertinent to Target or the Purchased Assets relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations with respect to such Tax period (including, to the extent notified by Seller or Buyer, as the case may be, any extensions thereof), and abide by all record retention agreements entered into with any taxing authority, and (B) give each other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer or Seller, as the case may be, will allow the other party to take possession of such books and records.

                  (iii) Buyer and Seller will, upon request from the other, use their best efforts to obtain any certificate or other document from any governmental authority or any other Person that may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but riot limited to, with respect to the transactions contemplated hereby).

         (b) Transfer Taxes. Buyer alone shall bear any United Kingdom and Irish stamp duty incurred in connection with this Agreement. Buyer will, at its own expense, Me all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, Seller will join in the execution of any such Tax Returns and other documentation.

         (c) Tax Covenant. Buyer and Seller covenant with respect to tax liabilities of Target as set forth in Schedule 10.3.

         10.4 Transition Assistance. Seller will not in any manner take any action which is designed, intended, or might be reasonably anticipated to have the effect of discouraging customers, suppliers, lessors, licensors and other business associates from maintaining the same business relationships with Buyer or Target after the date of this Agreement as were maintained with Seller prior to and at the date of this agreement.

         10.5 Investigation and Confidentiality.

         (a) Prior to the Closing Date, Buyer may make or cause to be made such investigation of Seller, the Target and the Target Shares and Purchased Assets as it deems necessary or advisable to familiarize itself therewith. Seller will, and will cause its officers, directors, employees and agents ("Seller's Agents") to permit Buyer and its employees, agents, accounting and legal representatives and lenders (and such lenders' audit staff) and their representatives to have full and complete access at all reasonable times, to the books, records, invoices, contracts, leases, personnel, facilities and equipment of Seller and Target and other data and information as they relates to the Target, the Business or the terms of this Agreement. Seller will and will cause Seller's Agents to permit Buyer to inspect any of the Purchased Assets and to discuss the affairs, finances and accounts of Seller as they relate to the Business and Target with the directors, officers, independent accountants, key employees, key customers, key Sales representatives and key suppliers of Seller.

         (b) If the transactions contemplated by this Agreement are not consummated, Buyer will use its beg endeavors to maintain the confidentiality of all information and materials reasonably designated by Seller as confidential, except as required by law or by an order of a court of competent jurisdiction, and Buyer and its representatives will return to Seller originals of and destroy copies of all materials obtained from Seller in connection with the transactions contemplated by this Agreement Whether or not the transactions contemplated hereby art consummated, Seller will use their best efforts to maintain the confidentiality of all information and materials regarding Buyer and its Affiliates reasonably designated by Buyer as confidential. If the transactions contemplated by this Agreement are consummated, Seller agrees to use its reasonable endeavors to maintain the confidentiality of all proprietary and other non-public information regarding the Business, except as required to file Tax Returns and as required by law, and to turn over to Buyer at the Closing copies of all such materials they have in its possession. In the event of the breach of any of the provisions of this Section 10.5, the non-breaching party, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief (without the posting of bond or other security) in order to enforce or prevent any violations of the provisions hereof. This Section 10.5 shall survive any expiration or termination of this Agreement.

         (c) In the event that any Party reasonably believes after consultation with counsel that it is required by law to disclose any confidential information described in this Section 10.5, the disclosing Party will (i) provide the other Party with prompt notice before such disclosure in order that such other Party may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such confidential information and (ii) cooperate with the other Party at that Party's cost in attempting to obtain such order or assurance. The provisions of this Section 10.5 shall not apply to any information, documents or materials which are, as shown by appropriate written evidence, in the public domain or, as shown by appropriate written evidence, shall come into the public domain, other than by reason of default by the applicable Party bound hereunder or its Affiliates. Any Party may disclose any such information in connection with litigation or arbitration among the Parties hereto.

         10.6 Expenses. Except as otherwise provided herein, Buyer and Seller will each pay all of their own expenses (including fees and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal few and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby and the performance of its or their obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (whether consummated or not).

         10.7 Cooperation. Seller will cooperate with Buyer to obtain payoff letters (if any) with respect to all indebtedness for borrowed money relating to in form and substance satisfactory to Buyer and releases of all Liens relating to the Purchased Assets of the Business and the Target Shares.

         10.8 Noncompete; Nonsolicitation. As a material inducement to Buyer to enter into this Agreement, and in consideration of the acquisition of the Purchased Assets and the Target Shares, Seller and Principals covenant that without the prior consent in writing of Buyer, he or it will not directly or indirectly, whether by itself, its employees, its Affiliates or agents and whether on his or its own behalf or on behalf of any other Person or otherwise howsoever, for a period of three (3) years from the Closing Date:

         (a) carry on, be employed or otherwise engaged, concerned or interested in any capacity (whether for reward or otherwise) in, provide any technical, commercial or professional advice to, or in any way assist any business which is or is about to be engaged in the manufacture, production, distribution or sale of antennas for hand held portable devices (the "Restricted Products") (the Restricted Products shall not include antennas for WAN/LAN data devices that may be designed and manufactured from time to time) or My of them in the United Kingdom or the Republic of Ireland (the "Prohibited Area") in competition with the Buyer, Target or their Affiliates existing after Closing;

         (b) in relation to the Restricted Products or any of them solicit or canvas, accept orders from or otherwise deal or do business with any Person who:

                  (i) was a customer of Seller in connection with the Business at any time during the three (3) years prior to the Closing, or

                  (ii) at the Closing Date was in the process of negotiating or contemplating doing business with Seller in connection with the Business,

or otherwise interfere or seek to interfere with the continuance of the supply of goods or services to or by Buyer or Target (or the terms of such supply)-,

         (c) solicit, or entice away or endeavor to solicit or entice away from Target any director or manager or salesman or other Person employed or otherwise engaged in connection with Target on the Closing Date, whether or not that Person would commit any breach of a contract of employment by reason of leaving the service of Buyer following Closing:

         (d) employ or otherwise engage any Person who at the Closing Date or during the period of three (3) years prior thereto was employed or otherwise engaged by Target in connection with the Business and who by reason thereof is or is reasonably likely to be in possession of any Confidential Information.

         (e) This Section 10.8 shall not operate to prohibit Seller, its Affiliates or the Principals from acting as the distributors of tetra antennas manufactured by Target, Centurion International, Inc. or Buyer.

         10.9 Each Seller and each Principal hereby undertakes with Buyer that it will not at any time after Closing directly or indirectly, whether himself or by itself, his or its employees, his or its Affiliates or his or its agents or otherwise howsoever:

         (a) in the course of carrying on any trade or business, claim, represent or otherwise indicate any present association with Target or the Business or, for the purpose of obtaining or retaining any business or custom, claim, represent or otherwise indicate any past association with Target or the Business;

         (b) without the consent of Buyer or Target use, whether on his or its own behalf or on behalf of any third party, or divulge to any third party, any Confidential Information.

         10.10 Each Seller and Principal undertakes with Buyer that, if the Seller shall have obtained any Confidential Information from any third party under an agreement including, any restriction on disclosure known to it, it will not at any time without the consent of Buyer infringe that restriction.

         10.11 Each Seller agrees with Buyer that the restrictive covenants in Sections 10.8 to 10. 10 inclusive are reasonable and necessary for the protection of the value of the Business, the Target Shares and the Purchased Assets and that, having regard to that fact, those covenants do not work harshly on it. Each Seller also agrees that the covenants made in Section 10.10 through and including Section 10.11 shall be construed as an agreement independent of any other provision of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision of this Agreement.

         10.12 In the event that any covenant contained in Sections 10.8, 10.9 or 10.10 is held to be unreasonable or is stated by the Irish Competition Authority or any other governmental entity of any jurisdiction to be grounds for the withholding of a certificate or a licence therefrom by reason of the area, duration, type or scope of the restriction contained therein, then said covenant shall be given effect to in its reduced form as may be decided by any court of competent jurisdiction or as may be stated by the Irish Competition Authority to be sufficient to permit the issue of a certificate or licence.

         10.13 Value Added Tax. Buyer will pay to Seller an amount equal to the Irish VAT for which Seller is accountable in relation to the supply of Goodwill upon Seller furnishing to the Buyer an appropriate invoice.

         10.14 Excluded Employees. Notwithstanding anything to the contrary herein, the Parties agree that the excluded employees of Target shall cease their employment with Target as of the Closing Date and shall be offered employment by Seller as of that same date.

                                   ARTICLE XI.

                                  MISCELLANEOUS

         11.1 Amendment and Waiver. This Agreement maybe amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing executed by Buyer and Seller. No Course Of dealing between or among any Persons having any interest in thus Agreement will be deemed effective to modify, and or discharge any pan of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

         11.2 Notices. All notices, demands and other communications given or delivered under this Agreement will be in writing and will be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express Courier service or telecopied Notices, demands and communications to Seller and Buyer will, unless another address is specified in writing, be sent to the address indicated below:

                  Notices to Seller:
                  Sigma Wireless Technologies Ltd.
                  McKee Avenue
                  Finglas, Dublin 11,
                  Ireland
                  Attention: Peter Crowley

                  with a copy to:

                  Pinsent Curtis
                  3 Colmore Circus
                  Birrningham, B4 6BH
                  Attention: Barry Doherty

                  Notices to Buyer:

                  Centurion International, Ltd.
                  2A, Alton Business Park
                  Gatehouse Way
                  Aylesbury
                  Buckinghamshire HP19 3XU
                  Attention: Gary Kuck

                  with a copy to:

                  Centurion International, Inc.
                  3425 North 44th Street
                  Lincoln, NE 68405 USA
                  Attention: Gary Kuck

                  to with a copy:

                  Kirkland & Ellis International
                  International Financial Centre
                  Old Broad Street
                  London EC2N 1HQ
                  Attention: Aaron Edward Alt

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duty given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         11.3 Binding Agreement; Assignment.

         (a) This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Seller without the prior written consent of Buyer.

         (b) Buyer may, at its sole discretion, assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its Affiliates.

         (c) Buyer may assign its rights under this Agreement (including its right to indemnification) for collateral security purposes to any of its lenders providing financing for the transactions contemplated hereby and all extensions, renewals, replacements, refinancings and refundings thereof in whole or in part.

         11.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

         11.5 Entire Agreement.

         (a) This Agreement (together with all documents which are required by its terms to be entered into by the Parties or any of them and any terms of any other documents which this Agreement expressly preserves and all other documents which am in the agreed form and are entered into by the Parties or any of them in connection with this Agreement) sets out the entire agreement and understanding between the Parties in connection with the sale and purchase of the Target Shares and the Purchased Assets and other matters described in it and supersedes all previous understandings, agreements and arrangements between the Parties and their respective advisers, or any of them, in relation to such transactions (whether express or implied, written or oral).

         (b) Each of the Parties acknowledges that in agreeing to enter into this Agreement it has not relied on any warranties of any other Party except as expressly stated or referred to in this Agreement.

         (c) Without prejudice to the generality of Section 11.5(b) above, each of the Parties irrevocably and unconditionally waives any right it may have to claim damages for breach of any warranty not contained In this Agreement or the attached Exhibits and Schedules unless such warranty was not made or given in good faith or was made, or given fraudulently.

         11.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same instrument.

         11.7 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any statute or law of any jurisdiction shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         11.8 Captions and Headings. The captions and headings used in this Agreement are for convenience of reference only, do not constitute a pan of this Agreement and will not be deemed to limit, characterise or in any way affect the meaning or interpretation of any provision of this Agreement. The provisions of this Agreement will be enforced and construed as if no caption or heading had been used in this Agreement.

         11.9 Governing Law. The laws of England and Wales will govern all questions concerning the construction, validity, interpretation and enforceability of this agreement and the exhibits and Schedules hereto, and the performance of the obligations imposed by this Agreement without giving effect to any choice of law or conflict of law rules or provisions (whether of England and Wales or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than England and Wales.

                                    * * * * *

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as a Deed as of the date first written above.

                                    EXECUTED as a Deed by
                                    CENTURION INTERNATIONAL, LTD.

                                    By: /s/ Gary L. Kuck
                                        ----------------------------------------
                                            Name: Gary L. Kuck
                                            Title:   Director

                                    Present when the Common Seal of SIGMA
                                    WIRELESS TECHNOLOGIES LTD. was affixed
                                    hereto and EXECUTED as a Deed:

                                    By: /s/ Anthony Boyle
                                        ----------------------------------------
                                            Name: Anthony Boyle
                                            Title:

                                    By: /s/ V. Stoiljkoic
                                        ----------------------------------------
                                            Name: V. Stoiljkoic
                                            Title: Company Secretary

                                    Executed as a Deed with respect to the
                                    covenants contained in Sections 10.8 through and including 10.12 hereto:


                                    /s/ Peter Crowley
                                    --------------------------------------------
                                    Peter Crowley

                                    /s/ Anthony Boyle
                                    --------------------------------------------
                                    Anthony Boyle

                                    /s/ Michael McGinley
                                    --------------------------------------------
                                    Michael McGinley